Exhibit 5.1

2001 ROSS AVENUE DALLAS, TEXAS 75201-2980 TEL +1 214.953.6500 FAX +1 214.953.6503 BakerBotts.com	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG HOUSTON	LONDON MOSCOW NEW YORK PALO ALTO RIYADH SAN FRANCISCO WASHINGTON

July 18, 2016

Dawson Geophysical Company

508 West Wall, Suite 800

Midland, Texas 79701

Ladies and Gentlemen:

We have acted as counsel to Dawson Geophysical Company, a Texas corporation (the “Company”), with respect to certain legal matters in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to 1,000,000 shares of common stock, par value $0.01 per share (the “Shares”), that may be issued pursuant to the Dawson Geophysical Company 2016 Stock and Performance Incentive Plan (the “Plan”).  At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

In our capacity as your counsel in the connection referred to above, we have examined (i) the Company’s Amended and Restated Certificate of Formation and the Amended and Restated Bylaws of the Company, in each case as amended to date, (ii) the Plan, (iii) originals, or copies certified or otherwise identified, of corporate records of the Company, (iv) certificates of public officials and of representatives of the Company and (v) statutes and other instruments or documents as we deemed necessary or advisable as a basis for the opinions hereinafter expressed.

In giving the opinion set forth below, we have relied, without independent investigation or verification, to the extent we deemed appropriate, upon the certificates, statements or other representations of the Company and public officials, with respect to the accuracy of the factual matters contained in or covered by such certificates, statements or representations.  In making our examination, we have assumed that all signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and complete, the conformity to the originals of all documents submitted to us as copies, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete.

On the basis of the foregoing, and subject to the assumptions, qualifications, limitations and exceptions herein set forth, we are of the opinion that, when issued and sold from time to time in accordance with the provisions of the Plan, the Shares will have been duly authorized by all necessary corporate action on the part of the Company; and upon issuance and delivery of such Shares from time to time pursuant to the terms of the Plan and otherwise in accordance with the terms and conditions of an award granted pursuant to the Plan, and, in the case of stock options, the exercise thereof and payment for such Shares as provided therein, such Shares will be validly issued, fully paid and nonassessable.

The opinion set forth above is limited in all respects to the laws of the State of Texas as in effect on the date hereof, and no opinion is expressed herein as to matters governed by the law of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.